Exhibit 99.1

RLJ ENTERTAINMENT DISCLOSES RECEIPT OF NASDAQ NOTICE
 OF NONCOMPLIANCE FOR BID PRICE

SILVER SPRING, MD//June 11, 2015// RLJ Entertainment Inc. (NASDAQ: RLJE) disclosed today that it received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) stating that the bid price of the Company’s common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under Listing Rule 5550(a)(2).

The NASDAQ notification letter does not result in any immediate delisting of the Company’s common stock, and the stock will continue to trade uninterrupted on The NASDAQ Capital Market under the symbol “RLJE.”

RLJ Entertainment has been provided an automatic grace period of 180-calendar days, or until December 2, 2015, to regain compliance. If at any time during the 180-day grace period, the minimum closing bid price per share of the Company’s common stock closes at or above $1.00 for a minimum of ten consecutive business days (the NASDAQ Staff has the discretion to monitor the stock price for up to 20 trading days), RLJE would regain compliance. In the event the Company does not regain compliance within this grace period, it may be eligible to receive an additional 180-day grace period, provided that RLJ Entertainment meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, with the exception of the minimum bid price requirement, and provides written notice of its intention to cure the minimum bid price deficiency during the second 180-day grace period. In the event the Company is not able to regain compliance by the end of the applicable grace period, the Company’s securities would be subject to delisting .

RLJ Entertainment management intends to monitor the stock price and is considering available actions that could regain compliance.

About RLJ Entertainment
RLJ Entertainment, Inc. (NASDAQ: RLJE) is a premier independent owner, developer, licensee, and distributor of entertainment content and programming in primarily North America, the United Kingdom, and Australia. RLJE is a leader in numerous genres including feature films and urban with distinct content via its owned and distributed brands such as Acorn (British TV), Acacia (fitness), Athena (documentaries), and Madacy (gift sets). These titles are distributed in multiple formats including broadcast television (including satellite and cable), theatrical and non-theatrical, DVD, Blu-Ray, digital download, and digital streaming.

Through Acorn Productions, its UK production arm, RLJE owns all rights to the hit UK mystery series Foyle’s War and is developing new programs. RLJE owns 64% of Agatha Christie Limited, which manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot.

RLJE leverages its management experience to acquire, distribute and monetize existing and original content for its many distribution channels, including its branded digital subscription channels, Acorn TV, AcaciaTV, and UMC - Urban Movie Channel, and engages distinct audiences with programming that appeals directly to their unique viewing interests. Through its proprietary e-commerce web sites and print catalogs for the Acorn and Acacia brands, RLJE has direct contacts and billing relationships with millions of consumers. For more information, please visit www.RLJEntertainment.com

Contact:
Erica Bartsch, 212-446-1875
Sloane & Company
ebartsch@sloanepr.com

Traci Otey Blunt, 301-830-6204
RLJ Entertainment, Inc.
tblunt@rljentertainment.com
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